                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  FORM 8-K/A

                                CURRENT REPORT



    PURSUANT TO SECTION 13 OR 15(C) OF THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported):  February 28, 1997



                               GENSIA SICOR INC.
            (Exact name of registrant as specified in its charter)

                        Commission file number 0-18549

            DELAWARE                               33-0176647
  (State or other jurisdiction of      (IRS Employer Identification Number)
  incorporation or organization)

                 9360 TOWNE CENTRE DRIVE, SAN DIEGO, CA 92121
                   (Address of principal executive offices)
                                  (Zip Code)

                                (619) 546-8300
             (Registrant's telephone number, including area code)

                               GENSIA SICOR INC.

                                  FORM 8-K/A

                                CURRENT REPORT

                               TABLE OF CONTENTS

                                                                Page
                                                                ----

Item 7.  Financial Statements and Exhibits                         3

         (a)   Financial Statements of Businesses Acquired         3

         (b)   Pro Forma Financial Information                    24

Signature                                                         29

Exhibit Index                                                     30

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

     (a)  Financial Statements of Businesses Acquired

         RAKEPOLL HOLDING B.V. CONSOLIDATED FINANCIAL STATEMENTS
                  AS OF DECEMBER 31, 1996 AND 1995 AND FOR
                  THE THREE YEARS ENDED DECEMBER 31, 1996

Consolidated balance sheets
--------------------------------------------------------------------------------
                                             Notes       December 31
                                                         -----------
                                                        1996     1995
--------------------------------------------------------------------------------
(in thousands of United States dollars)
ASSETS

Current assets:

 Cash                                                  2,578    2,604
 Trade accounts receivable, net                  3    19,999   19,064
 Receivable from related party                  17     5,155        -
 Other receivables                                     4,651    2,501
 Inventories                                     4    29,482   18,553
 Prepaid expenses and other
   current assets                                      3,057      638
 Deferred income taxes                                 1,612        -
                                                     ----------------

Total current assets                                  66,534   43,360

Property, plant and
   equipment, net                                5    34,655   28,773
Other assets, net                                6     2,517    2,874
Deferred income taxes                            7     1,032    2,015
                                                     ----------------

Total assets                                         104,738   77,022
                                                     ----------------



          See accompanying notes to consolidated financial statements.

                                      -3-
<>

Consolidated balance sheets

--------------------------------------------------------------------------------
                                             Notes      December 31
                                                        -----------
                                                       1996      1995
--------------------------------------------------------------------------------
(in thousands of United States dollars)

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:

 Short-term borrowings                           8    18,428    14,971
 Current portion of long-term debt:
   Third party                                  10     6,303     1,137
   Affiliate                                    10         -     2,978
 Trade accounts payable                               27,307    23,275
 Payable to related party                       17     1,963         -
 Payable to affiliates                                     -       464
 Income taxes payable                            7     3,260       281
 Other current liabilities                       9     4,460     3,330
 Deferred income taxes                           7     2,583       953
                                                     -----------------

Total current liabilities                             64,304    47,389

Long-term debt, net of current portion:
 Third party                                    10    12,448    12,257
 Affiliate                                      10    18,928     7,719
Severance indemnities                           11     1,804     1,742
Other long-term liabilities                     12     3,325     2,839
                                                     -----------------

Total liabilities                                    100,809    71,946

Shareholders' equity:                           13

 Common stock                                             22     3,201
 Additional paid-in capital                            7,171     7,182
 Retained earnings                                      (223)   (3,849)
 Cumulative translation
   adjustments                                        (3,041)   (1,458)
                                                     ------------------

                                                       3,929     5,076

                                                     -----------------
Total liabilities and
 shareholders' equity                                104,738    77,022
                                                     -----------------

          See accompanying notes to consolidated financial statements.

Consolidated statements of operations

-------------------------------------------------------------------------------------
                                             Notes              December 31
                                                                -----------
                                                       1996         1995         1994
-------------------------------------------------------------------------------------
(in thousands of United States dollars)

Net Sales                                       17    64,446         60,736     50,516
Net sales to related party                      17    13,992              -          -
Cost of sales                                        (50,115)       (46,198)   (35,808)
                                                     ----------------------------------

Gross margin                                          28,323         14,538     14,708

Operating expenses:
 Selling, general and administrative                  12,317          8,761      7,809
 Research and development                       18     4,875          3,132      1,677
 Unusual item:
   Provision for contamination
   settlement                                   19     1,621          2,701          -
                                                     ----------------------------------

Total operating expenses                              18,813         14,594      9,486
                                                     ----------------------------------

Operating income (loss)                                9,510            (56)     5,222

Interest expense                                14    (3,729)        (3,084)    (1,456)
Interest income                                          743            308        111
Foreign exchange gains
 (losses), net                                  16       951         (1,592)    (2,958)
Other income, net                               15       154            162        346
                                                     ----------------------------------

Income (loss) before income
 taxes and minority interest                           7,629         (4,262)     1,265

Income tax benefit (expense)                     7    (4,002)         1,727     (1,960)
                                                     ----------------------------------

Net income (loss) before
 minority interest                                     3,627         (2,535)      (695)

Minority interest                                          -            150          -
                                                     ----------------------------------

Net income (loss)                                      3,627         (2,385)      (695)
-------------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

Consolidated statements of shareholders' equity

------------------------------------------------------------------------------------------------------------
                                                             Common Stock
                             -------------------------------------------------------------------------------
                             Rakepoll      Lemery            Lemery     Immobiliaria     Sintesis,     Total
                              Holding     S.A. de      Desarrollo y           Lemery         Lerma
                                 B.V.        C.V.     Control, S.A.          S.A. de       S.A. de
                                                            de C.V.             C.V.          C.V.
------------------------------------------------------------------------------------------------------------
(in thousands of United
 States dollars)

Balance at January 1, 1994         22       1,523                80              120             -     1,745

Net income                          -           -                 -                -             -         -
Acquisition of indirect
 controlling interest in
 Lerma                              -           -                 -                -           292       292
Capital increase                    -           -                                                -         -
Foreign exchange
 translation adjustments            -           -                 -                -             -         -
                             -------------------------------------------------------------------------------

Balance at December 31,
 1994                              22       1,523                80              120           292     2,037

Net income                          -           -                 -                -                       -
Capital increase                    -         940                 -                -           224     1,164
Foreign exchange
 translation adjustments            -           -                 -                -             -         -
                             -------------------------------------------------------------------------------

Balance at December 31,
 1995                              22       2,463                80              120           516     3,201

Net income                          -           -                 -                -             -         -
Capital increase                    -       1,718                 -                -           232     1,950
Acquisition of direct
 interest in Lemery and             -      (4,181)              (80)            (120)         (748)   (5,129)
 Lerma
Foreign exchange
 translation adjustments            -           -                 -                -             -         -
                             -------------------------------------------------------------------------------

Balance at December 31,
 1996                              22           -                 -                -             -        22
============================================================================================================




-------------------------------------------------------------------------------------------------------------------
                                    Additional paid-in-capital
                             --------------------------------------------               Cumulative            Total
                             Rakepoll      Lemery     Sintesis,     Total   Retained   translation    shareholder's
                              Holding     S.A. de         Lerma             Earnings    adjustment           equity
                                 B.V.        C.V.       S.A. de
                                                           C.V.
-------------------------------------------------------------------------------------------------------------------
(in thousands of United
 States dollars)

Balance at January 1, 1994      7,171          11             -     7,182      (590)       (1,767)            6,570

Net income                          -           -             -         -      (695)            -              (695)
Acquisition of indirect
 controlling interest in
 Lerma                              -           -             -         -      (179)            -               113
Capital increase                    -           -           120       120         -             -               120
Foreign exchange
 translation adjustments            -           -             -         -         -           219               219
                             --------------------------------------------------------------------------------------

Balance at December 31,
 1994                           7,171          11           120     7,302    (1,464)       (1,548)            6,327

Net income                          -           -             -         -    (2,385)            -            (2,385)
Capital increase                    -           -          (120)     (120)        -             -             1,044
Foreign exchange
 translation adjustments            -           -             -         -         -            90                90
                             --------------------------------------------------------------------------------------

Balance at December 31,
 1995                           7,171          11             -     7,182    (3,849)       (1,458)            5,076

Net income                          -           -             -         -     3,627             -             3,627
Capital increase                    -           -             -         -         -             -             1,950
Acquisition of direct
 interest in Lemery and             -         (11)            -       (11)        -        (1,804)           (6,944)
 Lerma
Foreign exchange
 translation adjustments            -           -             -         -         -           220               220
                             --------------------------------------------------------------------------------------

Balance at December 31,
 1996                           7,171           -             -     7,171      (222)       (3,042)            3,929
===================================================================================================================


          See accompanying notes to consolidated financial statements

Consolidated statements of cash flows

---------------------------------------------------------------------------------------
                                                                   December 31
                                                                   -----------
                                                             1996      1995      1994
---------------------------------------------------------------------------------------
(in thousands of United States dollars)

Cash flows from operating activities:
 Net income (loss)                                           3,627    (2,385)     (695)
 Adjustments to reconcile net income (loss)
   to net cash provided by (used in)
   operating activities:
 Depreciation and amortization                               4,816     4,000     2,866
 Provision for contamination settlement                      1,621     2,781         -
 Deferred taxes                                              1,144    (2,431)      750
 Changes in assets and liabilities,
   net of effect of acquisitions:
   Increase in receivables                                  (6,320)   (6,483)   (3,709)
     Increase in inventories                               (10,538)   (5,486)   (4,911)
     (Increase) decrease in prepaid expenses
       and other current assets                             (2,450)     (336)     (724)
     Increase in accounts payable                            4,048     6,514     4,470
     Increase (decrease) in affiliates payable                 989       496      (309)
     (Decrease) increase in income taxes payable             2,827      (823)    1,023
     Increase (decrease) in other current liabilities        1,225       830       190
     Net change in other non current assets                    490    (1,736)     (595)
     Net change in other long term liabilities              (1,238)        -      (468)
                                                           ----------------------------
       Net cash provided by (used in)
       operating activities                                    241    (5,059)   (2,112)
                                                           ----------------------------

Cash flows from investing activities:                      ----------------------------
 Capital expenditures                                       (9,521)   (9,112)   (7,438)
 Payment for acquired business                                   -      (312)        -
                                                           ----------------------------

     Net cash used in investing activities                  (9,521)   (9,424)   (7,438)
                                                           ----------------------------

Cash flows from financing activities:
 Proceeds from issuance of long-term debt                    5,308    10,653     8,705
 Repayments of long-term debt                                 (881)     (675)     (746)
 Change in short term borrowings                             2,912     4,386     1,405
 Proceeds from issuance of common stock                      1,951     1,392       120
                                                           ----------------------------

   Net cash provided by (used in)
     financing activities                                    9,291    15,756     9,484
                                                           ----------------------------

          See accompanying notes to consolidated financial statements.

Consolidated statements of cash flows

---------------------------------------------------------------------------------------
                                                                 December 31
                                                                 -----------
                                                           1996      1995      1994
---------------------------------------------------------------------------------------
(in thousands of United States dollars)

Effect of exchange rate changes on cash                      (36)     (171)     160

(Decrease) increase in cash                                  (26)    1,102       94
Cash at beginning of year                                  2,604     1,502    1,408
                                                           ------------------------

Cash at end of year                                        2,578     2,604    1,502
                                                           ------------------------

Supplemental cash flow information:
 Cash paid during the year for:

 Interest                                                  2,529     2,658    1,477
                                                           ------------------------

 Income taxes, net of refunds                                 43     1,026       62
                                                           ------------------------

 Acquisition of assets under capital leases                  343         -        -
                                                           ------------------------

 Acquisition of businesses:
   Fair value of assets acquired                               -     2,048        -
   Liabilities assumed                                         -    (1,736)       -
                                                           ------------------------

   Cash paid                                                   -       312        -
                                                           ------------------------

          See accompanying notes to consolidated financial statements.

Notes to consolidated financial statements

1    BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.   BASIS OF PRESENTATION

Rakepoll Holding B.V. (Rakepoll) is owned 97.5% by Rakepoll Finance N.V. and 2.5% by O.B. Norden Holding N.V. Rakepoll owns 99.65% of SICOR Societa Italiana Corticosteriodi S.p.A. (SICOR). SICOR, established in 1983 in Rho, Italy is a major Italian producer of bulk "active ingredients" which are sold to large and medium size pharmaceutical companies throughout the world. During January 1995, SICOR acquired 70% of Zanoni Pharmaceuticals S.p.A. (Zanoni), a manufacturer of anti-tumor drugs. Proforma disclosures required under APB No. 16 have not been presented as the results of operations for Zanoni have been included in the consolidated statement of operations since January 1995. The disclosures for the preceding period have been omitted as the amounts were not significant. In June 1996, SICOR acquired the remaining 30% of Zanoni. The transaction generated an excess cost of approximately $234,000 allocated to property, plant and equipment.

During 1995, the majority shareholder of Rakepoll indirectly owned 80% of Sintesis, Lerma S.A. de C.V. (Lerma) located in Mexico. The remaining 20% was owned by two individuals closely related to the Company. Lerma was acquired in 1994 and currently manufactures pharmaceutical and chemical products for export to SICOR. The net assets of Lerma at the date of acquisition were not significant. As of September 26, 1996, Rakepoll acquired direct ownership of 99.9% of Lerma.

Since 1989, the majority shareholder of Rakepoll indirectly controlled 51% of Lemery, S.A. de C.V. (Lemery), Lemery Desarrollo y Control, S.A. de C.V. (Ledeco) and Immobiliaria Lemery S.A. de C.V. (Immobiliaria). The remaining interest in these companies (the Lemery group) was controlled by the same individuals owning the minority interest in Lerma. These companies are all located in Mexico. Lemery is the operating company and Ledeco and Immobiliaria provide certain administrative services to Lemery. As of October 1, 1996, Rakepoll acquired direct ownership of 99.9% of the Lemery group.

As it was determined that the aforementioned companies were under common control by the majority shareholder of Rakepoll, the accompanying financial statements with respect to years prior to 1996 have been prepared by combining the consolidated financial statements of Rakepoll with the financial statements of Lerma and the combined financial statements of the Lemery group. Following the acquisition of the direct interests in Lerma and the Lemery group, the financial statements have been prepared on a consolidated basis in 1996. The net assets of Lerma and the Lemery group have been included in the consolidated financial statements at historical values considering the existence of common control of these entities.

The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America. The consolidated entities are hereafter referred to as "the Company".

The preparation of financial statements in conformity with generally accepted accounting principles inherently requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

B.   PRINCIPLES OF CONSOLIDATION AND COMBINATION

The consolidated financial statements of Rakepoll include the accounts of SICOR, Lerma and the Lemery group. All significant intercompany transactions and balances between the entities have been eliminated. Unrealized intercompany profits in inventories have been eliminated and cost of sales have been adjusted for the effects of such eliminations.

C.   FOREIGN CURRENCIES

Monetary assets and liabilities denominated in currencies other than functional currencies are translated to functional currencies at rates of exchange prevailing on the balance sheet date. Exchange gains and losses are recorded in operating results in the period in which they arise.

The consolidated financial statements have been prepared in United States dollars. Assets and liabilities of non-U.S. dollar companies are converted to U.S. dollars at rates of exchange prevailing on the balance sheet date. Income and expense items of such companies are translated at the average exchange rates for the year. The resulting translation differences are included in the cumulative translation adjustment, a separate component of shareholders' equity. The functional currency of SICOR is the Italian lire. The functional currency of Lerma is the U.S. dollar. The functional currency of Lemery has been the Mexican peso. In accordance with SFAS 52, the net assets of Lemery will be remeasured to the U.S. dollar during the first quarter of 1997 as a result of a hyper-inflationary economy in Mexico.

D.   FINANCIAL INSTRUMENTS

Off-balance sheet financial instruments such as foreign currency forward contracts are valued at market prices with the resulting gains and losses recognized in the statement of operations as foreign currency exchange results. The Company does not hold or issue financial instruments for trading purposes.

The Company values financial instruments as required by FAS No. 107, Disclosures about Fair Value of Financial Instruments, The carrying amounts of cash, accounts receivable, short-term debt and long-term, variable-rate debt approximate fair value. The Company estimates that the carrying value of long-term fixed rate debt approximates fair value based on the Company's estimated current borrowing rates for debt with similar maturities.

E.   RECEIVABLES

Receivables are stated at cost, less a provision for doubtful accounts.

F.   INVENTORIES

Inventories are valued at the lower of cost or market. Cost is determined on the last-in first-out (LIFO) basis for the Company's Italian subsidiaries. Cost is determined on a first-in first out (FIFO) basis for inventories of Lerma and the Lemery group.


G.   PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are valued at historical cost less straight-line depreciation based on the estimated useful lives of the assets. All expenditures for additions and improvements that extend the life of the assets are capitalized.

The applicable rates of depreciation are as follows:

Buildings and building improvements                                          5%
Machinery and equipment                                             9% to 17.5%
Office furniture and equipment                                       10% to 30%
Motor vehicles                                                       20% to 25%

Normal maintenance and repair costs for property, plant and equipment are charged to expense as incurred.

H.   RESEARCH AND DEVELOPMENT EXPENSE

Expenditures relating to the development of new products and processes, including significant improvements and refinement to existing products are expensed as incurred.

I.   INCOME TAXES

The provision for income taxes is computed on the pretax income (loss) of the entities included in the consolidated financial statements based on the tax law currently applicable in each taxing jurisdiction. Deferred taxes result from the future tax consequences associated with temporary differences between the amounts of assets and liabilities recorded for financial reporting purposes and those measured under applicable tax laws.

J.   IMPAIRMENT OF LONG-LIVED ASSETS

The Company routinely assesses the recoverability of long-lived assets by determining whether the carrying value of such assets can be recovered through undiscounted future operating cash flows before interest. If impairment is indicated, the Company will measure the amount of such impairment by comparing the carrying value of the asset to the present value of the expected future cash flows associated with the use of the asset.

K.   CONCENTRATIONS OF CREDIT RISK

Lemery's three largest customers are governmental agencies in Mexico and account for approximately 65% of Lemery's total revenues. Trade receivables related to the customers in Mexico as of December 31, 1996 and 1995 were $ 20,482,000 and $ 1,069,000, respectively.

2    GEOGRAPHIC SEGMENT INFORMATION

Selected geographic information is summarized as follows:

----------------------------------------------------------------------
                                               Year ended December 31
                                               ----------------------
                                              1996      1995     1994
---------------------------------------------------------------------
(in thousands of United States dollars)
NET SALES (BY ORIGIN)
Italy                                         59,016   46,603   34,425
Mexico                                        19,422   14,133   16,091
                                              ------------------------
Total                                         78,438   60,736   50,516
----------------------------------------------------------------------
                                               Year ended December 31
                                               ----------------------
                                              1996      1995     1994
---------------------------------------------------------------------
(in thousands of United States dollars)

OPERATING (LOSS) INCOME
Italy                                          7,854   (1,394)   2,845
Mexico                                         1,656    1,338    2,377
                                             -------------------------
Total                                          9,510      (56)   5,222
                                             -------------------------

IDENTIFIABLE ASSETS
Italy                                         81,503   64,417   44,054
Mexico                                        23,235   12,605   11,025
                                             -------------------------
Total                                        104,738   77,022   55,079
----------------------------------------------------------------------

3    ACCOUNTS RECEIVABLE

The trade accounts receivable are reported net of an allowance for doubtful accounts of $ 848,000 and $ 592,000 at December 31, 1996 and 1995, respectively. Approximately $ 14,646,000 and $ 12,110,000 of trade accounts receivable at December 31, 1996 and 1995, respectively, are pledged as security for short-term borrowings (see note 8).

4    INVENTORIES

-----------------------------------------------------------------
                                                    December 31
                                                   -------------
                                                   1996     1995
-----------------------------------------------------------------
 (in thousands of United States dollars)

Raw materials                                      8,317    4,713
Work in process                                    8,303    4,156
Finished goods                                    12,382    9,359
Packaging and supplies                               480      325
                                                  ---------------
                                                  29,482   18,553
-----------------------------------------------------------------

The excess of current cost over the value of inventories based upon the LIFO method was $ 835,000 and $ 912,000 at December 31, 1996 and 1995, respectively.

5    PROPERTY, PLANT AND EQUIPMENT
----------------------------------------------------------------

                                                 December 31
                                             -------------------
                                               1996       1995
----------------------------------------------------------------
(in thousands of United States dollars)

Land and land improvements                     1,006        843
Buildings and building improvements           10,075      8,376
Machinery and equipment                       43,870     35,455
Office furniture and equipment                 1,511      1,022
Motor vehicles                                   752        701
Construction in progress                         757        275
                                             -------------------

                                              57,971     46,672
Less accumulated depreciation                (23,316)   (17,899)
                                             -------------------

Property, plant and equipment, net            34,655     28,773
----------------------------------------------------------------

Depreciation expense was $ 4,821,000, $ 3,788,000 and $ 2,865,000 for the years ended December 31, 1996, 1995 and 1994, respectively and is principally recorded to cost of sales in the consolidated statement of operations. For the years ended December 31, 1996, 1995 and 1994, depreciation expense includes $ 150,000, $ 112,000 and $ 37,000 related to the amortization of capital leases.

Capital leases relate to a manufacturing facility, certain machinery and equipment and automobiles. Capital lease property included in property, plant and equipment is as follows:

---------------------------------------------------------
                                              December 31
                                             ------------
                                             1996    1995
---------------------------------------------------------
(in thousands of United States dollars)

Building                                      229     221
Machinery and equipment                       299       -
Motor vehicles                                423     387
                                             ------------

                                              951     608
Accumulated amortization                     (301)   (151)
                                             ------------

Net book value                                650     457
---------------------------------------------------------

6    OTHER ASSETS, NET

Other assets include the net book value of a payment of $ 1,035,000 for certain proprietary technology rights which were acquired by SICOR from a third party in February 1995. Pursuant to the original agreement, $ 500,000 of the purchase price was to be paid during 1995 and the remaining $ 535,000 was to be paid in 1996. Based on an oral agreement between Company and the third party, only $250,000 was paid during 1995. The remaining liability has been included in other current liabilities and is payable during 1997. The deferred charge is being amortized to cost of sales on a straight-line basis over an estimated useful life of 5 years.

The agreement requires SICOR to pay a royalty on the net sales of the products manufactured using the technology acquired under the agreement. The royalty is to be paid for a period of six years from the date of SICOR's first commercial sale of such products. The royalty will be calculated as 5% of net sales up to $ 20,000,000, 4% of net sales above $ 20,000,000 up to $ 40,000,000 and 3% of net sales above $ 40,000,000 with a minimum royalty of $ 1,500,000 paid during the six year period. SICOR commenced the commercial sale of such products during 1995 and for the years ended December 31, 1996 and 1995 recorded approximately $ 47,000 and $ 17,000, respectively, of royalty expense under the terms of the agreement.

The other principal items included in this balance are VAT reimbursements receivable from governmental authorities that are not expected to be collected within one year.

7    INCOME TAXES

The liability for current income taxes is based on estimated taxable income of companies included in the consolidated financial statements in accordance with local fiscal regulations. Details of tax expense for the years ended December 31, 1996, 1995 and 1994 are as follows:

----------------------------------------------------------------------
                                               Year ended December 31
                                               ----------------------
                                              1996      1995     1994
----------------------------------------------------------------------
(in thousands of United States dollars)

Current tax expense                          (2,946)    (704)   (1,210)
Deferred tax (expense) benefit               (1,056)   2,431      (750)
                                             ------    -----    ------
Total tax (expense) benefit                  (4,002)   1,727    (1,960)
----------------------------------------------------------------------

The table below reconciles the expected corporate income tax (expense) benefit in Italy, the principal tax jurisdiction, to the effective consolidated income tax expense:

----------------------------------------------------------------------
                                               Year ended December 31
                                             -------------------------
                                              1996      1995     1994
----------------------------------------------------------------------
(in thousands of United States dollars)

Expected corporate tax
  benefit (expense) in Italy                 (4,057)   2,267      (673)
                                                  -        -         -
Foreign tax rate differential - Mexico          246     (256)     (294)
Tax credit on fixed asset investments             -    1,060         -
Change in deferred tax
  valuation allowance                           963     (549)      (43)
Provision for fiscal contingencies                -     (270)     (325)
Non-deductible reserves                        (246)    (184)      (71)
Effect of tax inflation in Mexico              (799)     (96)     (206)
Expiration of net operating
  loss carryforwards                              -        -      (179)
Assets tax                                        -      (39)      (55)
Other                                          (109)    (206)     (114)
                                             -------------------------

Total tax benefit (expense)                  (4,002)   1,727    (1,960)
----------------------------------------------------------------------

The amounts of deferred taxes included in the consolidated balance sheets relate to:

-------------------------------------------------------------------
                                                      December 31
                                                      -----------
                                                     1996     1995
-------------------------------------------------------------------
(in thousands of United States dollars)

DEFERRED INCOME TAX ASSETS:
Provision for contamination settlement              1,859     1,477
Capital leases and other leasing                      664       926
Net operating loss and asset tax carryforwards        865     1,301
Inventory obsolescence                                153       373
Intangible assets                                     414       223
Allowance for doubtful accounts                       162       120
Other                                                 698       142
                                                    ---------------

Total gross deferred income tax assets              4,815     4,562
Less valuation allowance                             (548)   (1,871)
                                                    ---------------

Net deferred tax assets                             4,267     2,691

DEFERRED INCOME TAX LIABILITIES:
Accelerated deduction for inventories               2,546     1,050
Basis in property and equipment                       931       374
Inventory overhead capitalization                      96       165
Other assets                                          633         -
Other                                                   -        40
                                                    ---------------

Total deferred tax liabilities                      4,206     1,629
                                                    ---------------

Net deferred tax asset (liability)                     61     1,062
--------------------------------------------------------------------

The net deferred tax assets and liabilities relate to the following tax jurisdictions:

--------------------------------------------------------------------
                                                       December 31
                                                      --------------
                                                      1996      1995
--------------------------------------------------------------------
(in thousands of United States dollars)

NET CURRENT DEFERRED TAX LIABILITY:
Italy                                                     -      (81)
Mexico                                               (2,583)    (872)
                                                     ---------------

Total                                                (2,583)    (953)
--------------------------------------------------------------------
                                                       December 31
                                                       -----------
                                                       1996     1995
--------------------------------------------------------------------
(in thousands of United States dollars)

NET NON-CURRENT DEFERRED TAX ASSET (LIABILITY):
Italy                                                 1,165    1,002
Mexico                                                1,479    1,013
                                                     ---------------

Total                                                 2,644    2,015
--------------------------------------------------------------------

At December 31, 1996, the Company's Mexican entities have net operating loss carryforwards of approximately $ 2,000,000 which are available to offset future taxable income, if any, through 2006. Additionally, the Mexican companies have recoverable asset tax carryforwards at December 31, 1996 of $ 231,000 expiring at various dates through 2005.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. After consideration of the estimated future taxable income generated in each respective tax jurisdiction, management was unable to concluded that it is more likely than not that certain deferred tax assets will be realized and, accordingly, has established a valuation allowance of $ 548,000, $ 1,871,000 and $ 176,000 for the years ended December 31, 1996, 1995 and 1994 respectively.

It is the Company's intention to reinvest undistributed earnings of its subsidiaries; accordingly, no deferred income taxes have been provided thereon.

8    SHORT-TERM BORROWINGS
-----------------------------------------------------------------------------
                                                                 December 31
                                                                -------------
                                                                1996     1995
-----------------------------------------------------------------------------
(in thousands of United States dollars)

Short-term borrowings under credit line
  arrangements, repayable in Italian lire                     14,971   12,715
Short-term borrowings, repayable in
  U.S. dollars                                                 2,040    2,040
Short-term borrowings, repayable
  in Italian lire                                              1,307        -
Short-terms borrowings, repayable
  in Mexican pesos                                               110      216
                                                              ---------------

Total                                                         18,428   14,971
-----------------------------------------------------------------------------

The Company's Italian subsidiaries maintain credit line arrangements with several banks whereby all receivables denominated in foreign currencies, principally U.S. dollars, are pledged to the banks in return for short-term borrowings in Italian lire under the lines of credit. These transactions effectively eliminate the Company's foreign exchange risk associated with these transactions. The Company retains all credit risk with respect to the receivables. Consequently, both the receivables and related borrowings are included in the accompanying consolidated financial statements.

The weighted average interest rates on these borrowings is approximately 6.2% and 6.9% at December 31, 1996 and 1995, respectively.

The short-term borrowings from banks, repayable in U.S. dollars and Italian lire, are unsecured. The terms of the borrowings range from three to six months. The weighted average fixed interest rate on these borrowings is approximately 7.4% and 7.2% for the years ended December 31, 1996 and 1995, respectively.

The short-term borrowings from banks, repayable in Mexican pesos, are unsecured. The fixed interest rate on these borrowings is approximately 37% and 65% for the years ended December 31, 1996 and 1995, respectively.

9    OTHER CURRENT LIABILITIES
---------------------------------------------------------------------------------------------
                                                                               December 31
                                                                              --------------
                                                                              1996      1995
---------------------------------------------------------------------------------------------
(in thousands of United States dollars)

Accrued employee compensation and related taxes                               1,795     1,057
Accrued payments for proprietary technology (note 6)                            868       785
Accrued interest                                                                280       373
Other                                                                         1,517     1,115
                                                                              ---------------
Total                                                                         4,460     3,330
---------------------------------------------------------------------------------------------

10   LONG-TERM DEBT

Long-term debt consists of the following:

---------------------------------------------------------------------------------------------
                                                                                December 31
                                                                                -----------
                                                                               1996      1995
---------------------------------------------------------------------------------------------
(in thousands of United States dollars)

Mortgage notes payable, repayable in Italian lire                             7,459     7,129
Notes payable to bank, repayable in U.S. dollars                              1,595     1,595
Note payable to bank, repayable in U.S. dollars                               1,000         -
Notes payable to bank, repayable in U.S. dollars                              3,080         -
Notes payable to Italian Minister of Industry                                 1,348     1,292
Mortgage note payable, repayable in ECU                                       1,029     1,268
Notes payable to suppliers                                                    2,144       766
Note payable to bank, repayable in U.S. dollars                                 429       716
Capitalized lease obligations                                                   667       628
                                                                             ----------------

Total long-term debt                                                         18,751    13,394
Less: current portion                                                        (6,303)   (1,137)
                                                                             ----------------

Long-term debt, net of current portion                                       12,448    12,257
---------------------------------------------------------------------------------------------

The mortgage notes, repayable in Italian lire, are secured by certain production facilities and are repayable in semi-annual installments of principal and interest through 2002. The floating interest rate is based on several financial indicators plus 1.25%. The average effective interest rate on these loans was 9.4%, 11.6% and 10.5% for the years ended December 31, 1996, 1995 and 1994, respectively.

The notes payable to a bank, repayable in U.S. dollars, are due in 14 equal semi-annual installments of $ 114,000 beginning in 1997. The weighted average fixed interest rate on these notes was 6.1% for the years ended December 31, 1996, 1995 and 1994.

The note payable to a bank, repayable in U.S. dollars, is due in 10 equal semi-annual installments of $ 100,000 beginning in 1997. The fixed interest rate on these notes is 10.75%.

The notes payable to a bank, repayable in U.S. dollars, are due in the beginning 1997. These notes bear interest at LIBOR plus 1.25%. The weighted average interest rate on these notes was 6.8% for the year ended December 31, 1996.

The notes payable to The Italian Ministry of Industry are secured by certain production facilities and are repayable in annual installments of principal and interest through 2009. The average fixed interest rate on these notes was 7.2.%, 7% and 7.9% for the years ended December 31, 1996, 1995 and 1994, respectively.

The mortgage note, repayable in ECU, are secured by certain production facilities and are repayable in semi-annual installments of principal and interest through 2002. The interest rate is based on the European Investment Bank rate plus 1.25%. The average effective interest rate on these loans was 11.1%, 9.6% and 8% for the years ended December 31, 1996, 1995 and 1994, respectively.

Notes payable to suppliers are secured by certain machinery and equipment and are repayable in semi-annual installments of principal and interest through 2001. The average effective interest rate on these notes was 9.9%, 9.9% and 9.3% for the years ended December 31, 1996, 1995 and 1994, respectively.

The note payable to a bank, repayable in U.S. dollars, is due in semi-annual installments of principal and interest through 1998. The fixed interest rate on this note is 10.75%.

The capitalized lease obligations have lease periods expiring at various dates through 2001 and bear interest at an average of 14.7%.

Affiliate debt, all of which is unsecured, consists of the following:

--------------------------------------------------------------------------------------
                                                                         December 31
                                                                         -----------
                                                                        1996     1995
--------------------------------------------------------------------------------------
(in thousands of United States dollars)

Current account, in Dutch guilders, from Rakepoll Finance N.V.         13,497    2,757
Loans payable, in U.S. dollars, from Rakepoll Finance N.V.              4,425    4,425
Loans payable, in Italian lire, from Rakepoll Finance N.V.              1,006      970
Loans payable, in Italian lire, from Rakepoll Finance N.V.                  -    2,324
Loans payable, in U.S. dollars, from Gallium Investments to Lerma           -    4,425
Loans payable, in Italian lire, from Gallium Investments to Lerma           -      970
Loan from minority interest in Zanoni                                       -      221
                                                                       ---------------
                                                                       18,928   10,697
Less: current portion                                                       -   (2,978)
                                                                       ---------------
                                                                       18,928    7,719
--------------------------------------------------------------------------------------

The current account with Rakepoll Finance N.V. is denominated in Dutch guilders. Interest on the current account is based on the quarterly 12 month AIBOR rate plus 1%. The average effective interest rate on this balance was 4.8% and 5.8% for the years ended December 31, 1996 and 1995, respectively. The current account was previously covered by an agreement which provided for a maximum loan of NLG 7,500,000 ($ 4,680,000) and indicated that the amounts were due on December 31, 1996. In anticipation of the conversion of the current account to equity in 1997 as described below, the terms of the underlying loan agreement have been suspended by oral consent of the respective parties.

The loans payable to Rakepoll Finance N.V., are repayable in U.S. dollars at various dates from 1997 through 2000 and bear interest at 8.75%. These loans and the related accrued interest were assigned to the Company in connection with the acquisition of the direct interest in Lerma.

The loans payable to Rakepoll Finance N.V., repayable in Italian lire, are due at various dates from 1997 through 2000 and bear interest at 11.625%. These loans and the related accrued interest were assigned to the Company in connection with the acquisition of the direct interest in Lerma.

The loans payable, in Italian lire, to Rakepoll Finance N.V. were transferred to the current account with Rakepoll Finance N.V. during 1996. The average effective interest rate on these notes was 9.6% for the years ended December 31, 1995.

The loans payable to Gallium Investments were assigned to the Company in connection with the acquisition of the direct interest in Lerma.

All affiliate debt will either be converted to equity in 1997 or is payable in more than one year after the balance sheet date. Accordingly, all affiliate debt has been classified as long-term at December 31, 1996.

11   SEVERANCE INDEMNITIES

Severance indemnity is paid in Italy to employees upon termination of their employment. Each year, the employer accrues, for each employee, an amount partly based on the employee's remuneration and partly based on the revaluation of amounts previously accrued. The indemnity is an unfunded, but fully provided, liability.

12   OTHER LONG-TERM LIABILITIES

Other long-term liabilities include an amount of approximately $ 3.3 million provided by the Company in connection with certain claims received from its customers as a result of a shipment of contaminated products (see note 19).

13   SHAREHOLDERS' EQUITY

The authorized common stock of Rakepoll consists of 2,000 ordinary shares of NLG 1,000 each of which 40 shares are issued and outstanding at December 31, 1996 and 1995, respectively.

The authorized common stock of Lemery consists of 38,300,000 shares of Ps. 1 each of which 38,300,000 and 9,932,181 shares are issued and outstanding at December 31, 1996 and 1995, respectively. Prior to October 1996, Lemery issued an additional 6,715,991 shares at par value to the existing shareholders of the company based on their respective ownership percentages. In October 1996, Rakepoll acquired the direct ownership of the common stock of Lemery. Accordingly, the investment and the common stock have been eliminated in the consolidated accounts at December 31, 1996.

The authorized common stock of Immobiliaria consists of 1,500 shares of Ps. 1 all of which were issued and outstanding at December 31, 1996 and 1995. In October 1996, Rakepoll acquired the direct ownership of the common stock of Immobiliaria. Accordingly, the investment and the common stock have been eliminated in the consolidated accounts at December 31, 1996.

The authorized common stock of Ledeco consists of 1,000 shares of Ps. 1 all of which were issued and outstanding at December 31, 1996 and 1995. In October 1996, the Company acquired the direct ownership of the common stock of Ledeco. Accordingly, the investment and the common stock have been eliminated in the consolidated accounts at December 31, 1996.

The authorized common stock of Lerma consists of 315,960 shares of Ps. 10 each of which 315,960 and 111,800 are issued and outstanding at December 31, 1996 and 1995, respectively. During 1994, the shareholders made capital contributions to the company of $ 120,000 for which no shares were issued. Accordingly, this amount has been recorded as increase to additional paid-in capital in 1994. During 1995, 101,800 new shares were issued at par value to the existing shareholders. Of the total $ 224,000 increase in common stock, the company received cash of $ 104,000 and the remaining $ 120,000 was transferred from additional paid-in capital to common stock. Prior to October 1996, Lerma issued an additional 204,160 shares at par value to the existing shareholders of the company based on their respective ownership percentages. In October 1996, the Company acquired the direct ownership of the common stock of Lemery. Accordingly, the investment and the common stock have been eliminated in the consolidated accounts at December 31, 1996.

14   INTEREST EXPENSE

Interest expense for the years ended December 31, 1996, 1995 and 1994 relates to the following:

------------------------------------------------------------------------------------------------------
                                                                             Year ended December 31
                                                                             ----------------------
                                                                           1996        1995      1994
------------------------------------------------------------------------------------------------------
(in thousands of United States dollars)

Interest expense on loans from banks                                        2,913      2,373     1,294
Interest charged by related parties                                           816        711       162
                                                                            -----      -----     -----
                                                                            3,729      3,084     1,456
------------------------------------------------------------------------------------------------------

15   OTHER INCOME, NET

Other income, net for the years ended December 31, 1996, 1995 and 1994 relates to the following:
----------------------------------------------------------------------------------------------------------------
                                                                                          Year ended December 31
                                                                                          ----------------------
                                                                                           1996    1995    1994
----------------------------------------------------------------------------------------------------------------
(in thousands of United States dollars)

Insurance recovery                                                                             -      88       -
Gain on sale of production rights                                                              -       -     343
Other, net                                                                                   154      74       3
                                                                                           ---------------------
                                                                                             154     162     346
----------------------------------------------------------------------------------------------------------------

16   FOREIGN CURRENCY EXCHANGE GAINS (LOSSES)

During the years ended December 31, 1996, 1995 and 1994, the Company entered into foreign currency forward contracts, primarily to sell U.S. dollars. These forward contracts do not qualify as hedges for financial reporting purposes; therefore, gains and losses on these contracts are included in operations. As of December 31, 1996, there were no contracts outstanding. For the years ended December 31, 1996, 1995 and 1994, $ 1,366,000, $ 351,000 and $ 542,000 of net
gains on these contracts are included in foreign currency exchange gains (losses) in the consolidated statements of operations.

17   RELATED PARTY

The Company has agency and distribution agreements with Alco Chemicals (Alco). In September 1996, the majority shareholder of Alco acquired a majority of the outstanding shares of Rakepoll Finance N.V., the Company's parent company.

During 1996 the Company sold to Alco approximately $ 13,992,000 and the outstanding receivable at year end amounts to $ 5,155,000. Collection terms are set at 90 days, which corresponds to normal trade conditions.

Under the terms of these agreements, Alco has received commissions of 3.5% for the year ended December 31, 1996, acting as an agent for SICOR's sales related to non-Italian customers. The agency agreement also stipulates that Alco guarantees minimum sales of $ 20,000 of SICOR's products on a yearly basis through December 31, 1997. The agreement continues beyond December 31, 1997, on a year to year basis unless notice is provided by either party. In the event the minimum sales level is not met by Alco, the agreement can be terminated by SICOR. The agreement permits SICOR to sell its products directly or through other agents. If SICOR pays commissions less than the contractual commission percentage to such agents, SICOR must pay the differential between the commissions paid and the contractual percentage to Alco.

SICOR also had agreements with Alco which granted exclusive distribution rights on three products in certain countries expiring at various dates through 2005. These agreements have been cancelled effective January 1, 1997. These agreements required that Alco purchase minimum quantities of such products each year during the term of the contracts. The agreements also fixed the price at which the products must be purchased from SICOR.

Commissions paid to Alco were $ 995,000 for the year ended December 31, 1996.

The residual balance of $ 1,482,000, due to Alco for commissions, is included in Trade accounts payable -related party. This caption also includes a residual balance of $ 481,000 for costs recharged by Alco mainly in relation to returns of goods and amounting for the year 1996 to $ 957,000.

18   RESEARCH AND DEVELOPMENT ARRANGEMENTS

During July 1994, SICOR entered into a research and development arrangement with ZETESIS S.p.A. to develop an anti-tumor drug. The arrangement is renewable at SICOR's discretion every two years. Under the terms of the contract, SICOR is obligated to fund the scientific and clinical research related to the drug. During each two year period, SICOR is obligated to fund a maximum of Lit. 2,000,000,000 (U.S. $ 1,262,000) for scientific research. There is no maximum obligation for clinical research funding. Upon successful patent application and regulatory approval, SICOR will receive the exclusive manufacturing and commercial rights to the product and will pay a 5% royalty on commercial sales to ZETESIS S.p.A.. For the years ended December 31, 1996, 1995 and 1994, approximately $ 2,990,000, $ 1,934,000 and $ 1,079,000, respectively, has been recorded as research and development expense in relation to this contract.

Beginning in 1994, SICOR entered into a long-term consulting contract with the inventor of an anti-tumor drug. The contract expires upon termination of the aforementioned development arrangement or commercial sale of the drug. SICOR is obligated to pay Lit. 500,000,000 (U.S. $ 307,000) plus certain expenses each year for consulting services under the contract. If commercial sales of the drug are realized, SICOR will be obligated to pay royalties in various percentages on the sales and any subsequent licensing of the product. For the years ended December 31, 1996, 1995 and 1994, approximately $ 350,000, $ 322,000 and $
154,000, respectively, has recorded to research and development expense in relation to this contract.

19   COMMITMENTS AND CONTINGENCIES

During 1995, the Company received claims from certain of its customers in connection with shipments of contaminated product. While no lawsuits have been filed against the Company with respect to this matter, the Company has recorded a provision of approximately $ 1.6 and $ 2.7 million, respectively, during the years ended December 31, 1996 and 1995 which represents management's best estimate of product rework costs, attorney's costs and other settlement costs. Actual costs to be incurred in relation to the ultimate settlement may vary from the amount estimated.

Independent auditor's report


To the Board of

Directors of Rakepoll Holding B.V.



We have audited the accompanying consolidated balance sheets of Rakepoll Holding B.V. and subsidiaries ("Rakepoll") as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financials statements are the responsibility of Rakepoll's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rakepoll as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles in the United States of America.



Rotterdam, April 28, 1997

/s/ KPMG Accountants NV
KPMG Accountants NV

     (b)  Pro Forma Financial Information

          PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma consolidated condensed balance sheet as of December 31, 1996 and the unaudited pro forma consolidated condensed statement of operations for the year ended December 31, 1996 give effect to the Stock Exchange as of January 1, 1996 for the pro forma consolidated condensed statement of operations.

     The pro forma consolidated condensed financial statements are based on historical financial statements of Gensia Sicor Inc. and Rakepoll Holding B.V., giving effect to the Stock Exchange applying the purchase method of accounting and the assumptions and adjustments as discussed in the accompanying notes to the pro forma consolidated condensed financial statements. These pro forma consolidated condensed financial statements have been prepared by the management of Gensia Sicor based upon the audited consolidated financial statements of Gensia Sicor and Rakepoll Holding, as of December 31, 1996 and for the year then ended. The unaudited pro forma consolidated condensed financial statements should be read in conjunction with the historical financial statements and notes thereto and narrative sections incorporated by reference herein. The pro forma consolidated condensed financial statements are not necessarily indicative of what actual results of operations would have been for the periods had the Stock Exchange occurred on the dates indicated and do not purport to indicate the results of future operations.

                Pro Forma Consolidated Condensed Balance Sheet
                               December 31, 1996
                       (Unaudited, dollars in thousands)

                                                                  Rakepoll
                                                     Gensia        Holding      Pro-Forma           Pro-Forma
                                                   Historical    Historical    Adjustments       Consolidated
                                                --------------  ------------  -------------      ------------
ASSETS
Current assets:
   Cash, cash equivalents and short-term
      investments                                   $  21,367      $  2,578       $   (100) (c)     $  23,845
   Trade accounts receivable                            5,038        25,154                            30,192
   Inventories                                         16,999        29,482          4,936  (e)        51,417
   Other current assets                                 2,316         9,320                            11,636
                                                    ---------      --------       --------          ---------
        Total current assets                           45,720        66,534          4,836            117,090

Property, plant and equipment, net                     33,657        34,655          5,000  (e)        73,312
Developed technology                                                                45,000  (e)        45,000
Other intangibles                                                                    6,870  (e)         6,870
Goodwill                                                    -             -         43,852  (g)        43,852

Other noncurrent assets                                10,173         3,549                            13,722
                                                    ---------      --------       --------          ---------
        Total assets                                $  89,550      $104,738       $105,558          $ 299,846
                                                    =========      ========       ========          =========
LIABILITIES AND SHAREHOLDERS'
 EQUITY
Current liabilities:
   Short-term borrowings                            $       -      $ 18,428                         $  18,428
   Current portion of long-term obligations                76         6,303                             6,379
   Trade accounts payable                              11,138        29,270                            40,408
   Other current liabilities                            7,981         7,720         11,000  (d)        26,701
   Current portion of deferred credits                  1,771         2,583                             4,354
                                                    ---------      --------       --------          ---------
         Total current liabilities                     20,966        64,304         11,000             96,270

Long-term obligations, net of current portion              85        31,376        (18,928) (a)        12,533
Other long-term liabilities                                 -         5,129                             5,129

Deferred credits, less current portion                    500             -                               500

Stockholders' equity:
   Preferred stock                                         16             -                                16

   Common stock                                           396            22            (22) (b)           691
                                                                                       295  (c)
   Additional paid-in capital                         332,778         7,171         18,928  (a)       479,098
                                                                                   (26,099) (b)
                                                                                   146,320  (c)
   Accumulated deficit                               (265,136)         (223)           223  (b)      (294,336)
                                                                                   (29,200) (f)
   Unearned compensation                                  (55)            -                               (55)

   Cumulative translation adjustments                       -        (3,041)         3,041  (b)             -

                                                    ---------      --------       --------          ---------
         Total stockholders' equity                    67,999         3,929        113,486            185,414
                                                    ---------      --------       --------          ---------
                                                    $  89,550      $104,738       $105,558          $ 299,846
                                                    =========      ========       ========          =========

See accompanying notes to Pro Forma Consolidated Condensed Financial Statements.

         Pro Forma Consolidated Condensed Statement of Operations (1)
                      For the year ended December 31, 1996
                (Unaudited, in thousands, except per share data)

                                                                Rakepoll
                                                    Gensia       Holding       Pro-Forma          Pro-Forma
                                                Historical    Historical     Adjustments       Consolidated
                                               -----------    ----------     -----------       ------------
Revenue:
   Product sales                               $    54,636       $78,438          (2,934) (a)   $   130,140

   Contract research and license fees                3,666             -                              3,666

   Interest and other income, net                    2,122           897                              3,019

   Foreign exchange gains, net                                       951                                951
                                               -----------       -------        --------        -----------
      Total revenues                           $    60,424       $80,286        $ (2,934)       $   137,776
                                               -----------       -------        --------        -----------

Costs and Expenses:
   Cost of sales                                    40,654        50,115          (2,934) (a)        88,335
                                                                                     500  (d)

   Research and development                         31,081         4,875         (10,226) (c)        25,730

   Selling, general & administrative                32,839        12,317           1,000  (f)        46,156

   Amortization expense                                                            4,716  (e)         4,716

   Interest and other                                1,649         3,729            (816) (b)         4,562

   Provision for contamination settlement                          1,621                              1,621

                                               -----------       -------        --------        -----------
      Total costs and expenses                 $   106,223       $72,657        $ (7,760)       $   171,120
                                               -----------       -------        --------        -----------

Income (loss) before taxes and dividends
 on preferred stock                                (45,799)        7,629           4,826            (33,344)

   Income tax expense                                    -         4,002               -              4,002
                                               -----------       -------        --------        -----------

Income (loss) before dividends on
 preferred stock                                   (45,799)        3,627           4,826            (37,346)

Dividends on preferred stock                        (6,000)            -               -             (6,000)
                                               -----------       -------       ---------         -----------
Net income (loss) applicable to common stock   $   (51,799)      $ 3,627       $   4,826         $  (43,346)
                                               ===========       =======       =========         ===========

Net income (loss) per common share             $     (1.41)      $90,675                             $(0.66) (g)
                                               ===========       =======                         ===========

Shares used in computing per share
 amounts                                        36,624,000            40                         66,124,000  (g)
                                               ===========            ==                         ==========

(1) The above Pro Forma Consolidated Condensed Statement of Operations does not include a $29.2 million charge for the fair value of acquired in-process technology of Rakepoll Holding or a $4.9 million charge to cost of sales related to the purchase accounting adjustment made to inventory as they are nonrecurring charges.



See accompanying notes to Pro Forma Consolidated Condensed Financial Statements.

        Notes to Pro Forma Consolidated Condensed Financial Statements
                                  (Unaudited)


1.   HISTORICAL

          The historical balances represent the financial position and results of operations for each company and were derived from the respective financial statements for the indicated periods.

2.   PRO FORMA

          Pursuant to the Stock Exchange, Gensia Sicor acquired all of the outstanding shares of Rakepoll Holding, and Rakepoll Holding became a wholly owned subsidiary of Gensia Sicor. The approximate purchase price for Rakepoll Holding of $157,715,000 consists of the following: (i) the $146,615,000 market value of shares of Gensia Sicor Common Stock which has been issued to Rakepoll Finance N.V. (29,500,000 shares of Gensia Sicor Common Stock at $4.97 per share), (ii) cash payment of $100,000 to Rakepoll Finance N.V., and (iii) estimated transaction costs of $11,000,000. Gensia is in the process of completing the valuation of the tangible and intangible assets, as well as in-process technology, in order to properly allocate the estimated total purchase price to all of the assets acquired and liabilities assumed as required by Accounting Principles Board Opinion No. 16. Upon preliminary valuation analysis, allocation of the total Acquisition cost is as follows:

         Market value of Gensia Common Stock                 $ 146,615
         Cash                                                      100
         Estimated transaction costs                            11,000
                                                             ---------
             Total consideration paid                        $ 157,715
                                                             =========

         Book value of net assets acquired                   $  22,857
         Inventory write-up to fair value                    $   4,936
         Property and equipment                                  5,000
         Developed technology                                   45,000
         Other intangibles                                       6,870
         In-process technology                                  29,200
         Goodwill                                               43,852
                                                             ---------
             Total                                           $ 157,715
                                                             =========

          The final purchase price will depend upon Rakepoll Holding's closing balance sheet and the completion of the valuation of tangible and intangible assets including in-process technology. Accordingly, goodwill and related amortization reflected in the pro forma financial statements may change based on the final accounting.

          The unaudited pro forma consolidated condensed balance sheet has been prepared to reflect the Stock Exchange as if it occurred on December 31, 1996. The unaudited pro forma consolidated condensed statement of operations has been prepared to reflect the Stock Exchange as if it occurred on January 1, 1996. The acquisition has been accounted for under the purchase method of accounting. The following pro forma adjustments are reflected in the unaudited pro forma consolidated condensed financial statements.


          PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

          (a) Conversion of Rakepoll Holding affiliate debt as of December 31, 1996 into Rakepoll equity as specified in the Stock Exchange Agreement.

          (b) Elimination of Rakepoll Holding's equity accounts as required by generally accepted accounting principles.

          (c) Issuance of 29,500,000 shares of Gensia Sicor Common Stock at a fair market value of $4.97 per share and the payment of $100,000 to Rakepoll Holding shareholders.

          (d)  Accrual of certain costs associated with the Stock Exchange.

          (e) Adjustment of Rakepoll Holding's assets and liabilities to the estimated fair values thereof at the date of the Stock Exchange. This amount is only an estimate and may change upon completion of the valuation of such assets and will depend on the closing balance sheet of Rakepoll Holding.

          (f) Write-off of the portion of the purchase price allocated to estimated acquired in-process technology of Rakepoll Holding, which will be charged to the statement of operations upon consummation of the Stock Exchange. This amount is not included in the Pro Forma Consolidated Condensed Statement of Operations as it represents a nonrecurring charge.

          (g) Recognition of goodwill for the excess of the estimated purchase price over the estimated net fair value of assets acquired and liabilities assumed. This amount is only an estimate and may change upon completion of the valuation of tangible and intangible assets including in-process technology, as well as other factors.

          PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

          (a) Elimination of intercompany product sales and cost of sales between Gensia and Rakepoll Holding.

          (b) Reduction in interest expense upon the conversion of Rakepoll Holding affiliate debt into Rakepoll Holding equity as specified in the Stock Exchange Agreement. The weighted average annual interest rate for the affiliate debt is approximately 6.1%.

          (c) Adjustment to research and development expenses for cost reductions required by the Stock Exchange Agreement and amendments thereto. Under such agreement, as amended, Gensia must either reduce its research activities to the level at which third party funding for such activities has been obtained or terminate any such unfunded research activities no later than April 22, 1997. The adjusted amount reflects spending on research activities at the level for which funding has already been obtained and does not assume any additional funding for research activities.

          (d) Increase in depreciation resulting from the estimated adjustment of property and equipment to the estimated net fair value, assuming a useful life of ten years.

          (e) Amortization over 5 to 17 years for identified intangibles and over 30 years for goodwill resulting from the excess purchase price over the estimated net fair value of assets acquired and liabilities assumed. This amount is only an estimate and may change upon final determination of the identified intangibles and goodwill amounts and amortization periods.

          (f) Adjustment to reflect estimated increase in general and administrative expenses for operations of a multinational public company.

          (g) The net loss per share and the shares used in computing the net loss per share are based upon the historical weighted average common shares outstanding for the respective periods, adjusted to reflect the issuance of 29,500,000 shares of Gensia Common Stock to Rakepoll Holding stockholders as of January 1, 1996.

                                   SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                               GENSIA SICOR INC.



Date:  May 14, 1997                                /s/   John W. Sayward
                                                -------------------------------
                                                         John W. Sayward
                                                    Vice President, Finance
                                                  and Chief Financial Officer

                                 EXHIBIT INDEX
                                 -------------

Exhibit
Number    Description
------    -----------

23.1      Consent of KPMG Accountants N.V., Independent Auditors.

27.1      Financial Data Schedule.